UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2024

WW INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor
New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	WW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of President, Chief Executive Officer and Director

On September 26, 2024, WW International, Inc. (the “Company”) and Sima Sistani, the Company’s President and Chief Executive Officer, mutually agreed that Ms. Sistani would cease serving as the Company’s President and Chief Executive Officer, effective September 27, 2024. In connection with her ceasing to serve as President and Chief Executive Officer, Ms. Sistani resigned from the Board of Directors of the Company (the “Board”), effective September 27, 2024, and the size of the Board was reduced from nine members to eight. In connection with her departure, Ms. Sistani will be eligible to receive the payments and benefits associated with a termination without “cause,” as described in the Company’s 2024 proxy statement filed with the Securities and Exchange Commission on April 4, 2024. In addition, the Company and Ms. Sistani entered into a letter agreement, dated September 27, 2024, memorializing the terms of Ms. Sistani’s departure. The material terms of Ms. Sistani’s letter agreement are as follows: (i) Ms. Sistani will provide transition services to the Company during the one-month period following her departure at her current salary rate; (ii) the Company will provide Ms. Sistani with executive coaching services through the remainder of the year at a cost to the Company of not more than $37,500; and (iii) the Company will reimburse Ms. Sistani’s legal fees incurred in connection with the transition, up to $50,000.

Appointment of Interim President and Chief Executive Officer

On September 26, 2024, the Board appointed Tara Comonte as Interim President and Chief Executive Officer, effective September 27, 2024, to serve until a permanent President and Chief Executive Officer is identified.

Ms. Comonte, age 50, has been a director of the Company since June 2023. With over two decades of executive leadership experience across corporate and digital strategy, technology, operations and finance, Ms. Comonte has navigated a broad range of industries and complex business transitions. She most recently served as Chief Executive Officer of TMRW Life Sciences, Inc., a life sciences technology company focused on the in vitro fertilization (IVF) sector, from May 2021 to July 2023, and as a member of its board of directors from December 2018 to September 2023. She previously worked at Shake Shack Inc., a publicly-traded restaurant chain, as President and Chief Financial Officer from October 2019 to May 2021 and Chief Financial Officer from June 2017. Prior to that, Ms. Comonte was with Getty Images Holdings, Inc., a global digital media company, where she served as Chief Financial & Business Affairs Officer and Executive Vice President from October 2016 to June 2017 and Chief Financial Officer and Senior Vice President from April 2013 to October 2016. She previously served as Chief Financial Officer at McCann Worldgroup, the world’s largest marketing communications business, from October 2010 to April 2010. Earlier in her career, she was a founding member and Global Chief Financial Officer & Chief Operating Officer of Mediabrands, part of Interpublic Group, and held various roles at publicly-traded companies and Ernst & Young where she qualified as a Chartered Accountant. Ms. Comonte earned a B.A. in Accounting and Finance from Heriot-Watt University.

On September 27, 2024, in connection with her appointment as Interim President and Chief Executive Officer, the Company entered into an employment agreement with Ms. Comonte (the “Employment Agreement”). The material terms of the Employment Agreement are as follows: (i) a base salary of $125,000 per month; (ii) eligibility for a bonus, subject to Ms. Comonte’s continued employment, in the amount of $750,000 payable on the earlier of (a) the appointment of a permanent President and Chief Executive Officer and (b) the six-month anniversary of the commencement of Ms. Comonte’s employment; (iii) an award of restricted stock units with a grant date fair value of $500,000 to be granted on September 27, 2024, which will vest in equal monthly installments over the six months following the grant date; and (iv) the Company will reimburse Ms. Comonte’s legal fees incurred in connection with the negotiation of her Employment Agreement.

In connection with Ms. Comonte’s appointment as Interim President and Chief Executive Officer, Ms. Comonte resigned from the Board’s Audit Committee and Compensation and Benefits Committee. Thilo Semmelbauer, current Chairman of the Board, will replace Ms. Comonte on the Audit Committee.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing the leadership changes described above is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated September 27, 2024.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WW INTERNATIONAL, INC.

DATED: September 27, 2024	By:	/s/ Heather Stark
	Name:	Heather Stark
	Title:	Chief Financial Officer